Exhibit 99.1

RAPT Therapeutics Reports Second Quarter 2024 Financial Results

SOUTH SAN FRANCISCO, Calif. – August 8, 2024 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based therapeutics company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology, today reported financial results for the second quarter and six months ended June 30, 2024.

“We continue to analyze the data from our two Phase 2 trials of zelnecirnon (RPT193) in atopic dermatitis and asthma, which we closed prior to completing enrollment following the clinical holds placed by the FDA in February,” said Brian Wong, President and CEO. “We anticipate that our analysis of the data will be completed this quarter.”

Financial Results for the Second Quarter and Six Months Ended June 30, 2024

Second Quarter Ended June 30, 2024

Net loss for the second quarter of 2024 was $27.7 million, compared to $25.3 million for the second quarter of 2023.

Research and development expenses for the second quarter of 2024 were $22.6 million, compared to $21.6 million for the same period in 2023. The increase in research and development expenses was primarily due to higher development costs related to zelnecirnon, as well as increased expenses for personnel, consultants, facilities and non-cash stock-based compensation, partially offset by decreases in development costs related to tivumecirnon and early-stage programs as well as lab supplies costs.

General and administrative expenses for each of the second quarter of 2024 and 2023 were $6.7 million, respectively. General and administrative expenses were unchanged as increased expenses for personnel and non-cash stock-based compensation were offset by decreases in expenses for consultants and insurance premiums.

Six Months Ended June 30, 2024

Net loss for the second quarter of 2024 was $58.2 million, compared to $54.6 million for the second quarter of 2023.

Research and development expenses for the six months ended June 30, 2024 were $47.4 million, compared to $47.2 million for the same period in 2023. The increase in research and development expenses was primarily due to increased expenses for personnel, consultants, facilities and non-cash stock-based compensation, partially offset by decreases in development costs related to zelnecirnon, tivumecirnon, early-stage programs and lab supplies costs.

General and administrative expenses for the six months ended June 30, 2024 were $14.4 million, compared to $12.7 million for the same period in 2023. The increase in general and administrative expenses was primarily due to increased expenses for personnel, non-cash stock-based compensation and facilities, partially offset by decreases in expenses for consultants and insurance premiums.

As of June 30, 2024, the Company had cash and cash equivalents and marketable securities of $114.8 million.

On July 16, 2024, the Company’s board of directors approved a reduction of the Company’s workforce to conserve cash resources. The workforce reduction affected 47 people, or approximately 40% of the Company’s headcount. The Company estimates that it will incur approximately $0.9 million in restructuring charges in connection with the workforce reduction, consisting of cash-based expenses related to employee severance payments, benefits and related costs. The Company expects that the execution of the workforce reduction and the majority of the cash payments related to the restructuring will be substantially completed by the end of the third quarter of 2024.

About RAPT Therapeutics, Inc.

RAPT Therapeutics is a clinical-stage, immunology-based therapeutics company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology. Utilizing its proprietary discovery and development engine, the Company is developing highly selective small molecules designed to modulate the critical immune drivers underlying these diseases. RAPT has discovered and advanced two unique drug candidates, zelnecirnon (RPT193) and tivumecirnon (FLX475), each targeting C-C motif chemokine receptor 4 (CCR4), for the treatment of inflammation and cancer, respectively. The Company is also pursuing a range of targets that are in the discovery stage of development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimates,” “expects,” “will” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about the Company’s expectations concerning the clinical holds of its Phase 2 trials of zelnecirnon, including its investigation of the incident, its analysis of the data from the unblinded trials and the timing thereof, its ability to resolve issues to the FDA’s satisfaction and the availability of updates concerning such process, statements regarding the workforce reduction and estimated costs associated with that reduction, and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected or unfavorable safety or efficacy data observed during clinical studies, preliminary data and trends that may not be predictive of future data or results or that may not demonstrate safety or efficacy or lead to regulatory approval, the inability to resolve issues related to the clinical holds on the Phase 2 trials of zelnecirnon to the FDA’s satisfaction and to ultimately resume such trials, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to macroeconomic conditions (including the long-term impacts of ongoing overseas conflicts, inflation, higher interest rates and other economic uncertainty), changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process and the sufficiency of RAPT’s cash resources. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements, except as required by law.

RAPT Media Contact:

Aljanae Reynolds

areynolds@wheelhouselsa.com

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share per share data)

(Unaudited)

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	22,640	21,642	47,421	47,216
General and administrative	6,690	6,722	14,427	12,710
Total operating expenses	29,330	28,364	61,848	59,926
Loss from operations	(29,330)	(28,364)	(61,848)	(59,926)
Other income, net	1,667	3,084	3,664	5,375
Net loss	$(27,663)	$(25,280)	$(58,184)	$(54,551)
Other comprehensive income (loss):
Foreign currency translation loss	—	(655)	—	(655)
Unrealized gain (loss) on marketable securities	(37)	136	(150)	501
Total comprehensive loss	$(27,700)	$(25,799)	$(58,334)	$(54,705)
Net loss per share, basic and diluted	$(0.71)	$(0.66)	$(1.50)	$(1.42)
Weighted average number of shares used in computing net loss per share, basic and diluted	38,866,760	38,328,741	38,748,214	38,304,758

RAPT THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2024	December 31, 2023
Assets	(Unaudited)	(1)
Current assets:
Cash and cash equivalents	$37,077	$47,478
Marketable securities	77,761	111,384
Prepaid expenses and other current assets	5,658	2,920
Total current assets	120,496	161,782
Property and equipment, net	1,933	2,448
Operating lease right-of-use assets	4,304	5,228
Other assets	447	3,871
Total assets	$127,180	$173,329
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,716	$5,176
Accrued expenses	9,487	14,103
Operating lease liabilities, current	2,568	2,448
Other current liabilities	30	109
Total current liabilities	14,801	21,836
Operating lease liabilities, non-current	3,159	4,458
Total liabilities	17,960	26,294
Commitments
Stockholders’ equity:
Preferred stock	—	—
Common stock	3	3
Additional paid-in capital	652,130	631,611
Accumulated other comprehensive gain (loss)	(47)	103
Accumulated deficit	(542,866)	(484,682)
Total stockholders’ equity	109,220	147,035
Total liabilities and stockholders’ equity	$127,180	$173,329

(1)
The consolidated balance sheet for December 31, 2023 has been derived from audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.